Exhibit 99.1

TiVo Announces CEO Transition

TiVo Director Raghu Rau Appointed Interim President and Chief Executive Officer

Strategic Alternatives Review Continues, Expect To Provide Update By Q2 Earnings Call

SAN JOSE, Calif.-July 5, 2018— TiVo Corporation (NASDAQ: TIVO) announced today that Raghu Rau, a member of TiVo’s Board of Directors, has been named interim President and Chief Executive Officer, effective immediately. The appointment follows Enrique Rodriguez’s personal decision to resign from his role as TiVo’s President, Chief Executive Officer and a member of the Board of Directors to assume a position as Chief Technology Officer at Liberty Global in Europe, one of TiVo’s long-time global customers. Mr. Rodriguez will remain at TiVo in an advisory role to ensure a smooth transition. Mr. Rau will continue to serve on the Board of Directors.

The Board has commenced a comprehensive search process to identify and evaluate internal and external candidates to serve as a permanent Chief Executive Officer, with the assistance of a leading executive search firm.

“On behalf of the Board, I want to thank Enrique for his leadership and we wish him the best in his next chapter,” said James Meyer, Chairman of TiVo’s Board of Directors. “We are fortunate to have a world-class leadership team in place and are pleased to have someone of Raghu’s caliber step in to lead the Company. He has been a member of the TiVo Board of Directors since 2015 and is a proven leader with extensive experience in the video industry and in the management of intellectual property. I am confident that Raghu, alongside the rest of the leadership team, will continue to drive the value that TiVo’s innovative technology portfolio brings to the fast-growing and hyper-competitive entertainment industry.”

Mr. Rau, said, “This is an exciting time for TiVo and I am eager to jump in as interim President and Chief Executive Officer. I look forward to working closely with our outstanding management team as we continue to innovate, profitably grow our customer base in key market segments, and expand our international presence. I also look forward to working with the Special Committee of the Board to bring our strategic alternatives process to a successful, value creating solution for our shareholders.”

Mr. Rodriguez commented, “My personal decision to pursue another opportunity was not easy. I couldn’t be more excited about what lies ahead for TiVo as I expect our performance through the second quarter of 2018, including our announced profit improvement actions, to be ahead of our internal plan. I am looking forward to continue my relationship with TiVo in my new role as a customer and partner. Until then, I am committed to working with the TiVo team to ensure a seamless transition.”

As previously announced, the TiVo Board continues to explore a broad range of strategic alternatives to maximize the value of the Company for TiVo shareholders. With its independent financial and legal advisors, TiVo is carefully considering a full range of options focused on delivering shareholder value. The Company expects to provide an update on this review by the Company’s second quarter 2018 earnings call.

About Raghu Rau

Raghavendra Rau, age 69, has served as a director of the Company since 2015. Prior to joining the Board, Mr. Rau served as Chief Executive Officer of SeaChange International Inc., a video software technology company, from November 2011 to October 2014 and was a member of its board from July 2010 until October 2014. Prior to his work at SeaChange International, Mr. Rau held a number of senior leadership positions with Motorola Inc. from 1992 to 2008, including Senior Vice President of Strategy and Business Development of the Networks & Enterprise business, Senior Vice President of the Mobile TV Solutions business, and Corporate Vice President of Marketing and Professional Services. Mr. Rau holds a bachelor’s degree in engineering from the National Institute of Technology (India) and an MBA from the Indian Institute of Management (Ahmedabad). Since March 2017, Mr. Rau has served on the board of Quantum Corporation, a scale-out tiered storage, archive and data protection company, and has served as the Chairman of Quantum’s board since August 2017. He previously served on the board of Aviat Networks, a wireless networking company, from November 2010 to January 2015.

About TiVo

TiVo Corporation (NASDAQ: TIVO) is a global leader in entertainment technology and audience insights. From the interactive program guide to the DVR, TiVo delivers innovative products and licensable technologies that revolutionize how people find content across a changing media landscape. TiVo enables the world’s leading media and entertainment providers to deliver the ultimate entertainment experience. Explore the next generation of entertainment at tivo.com or follow us on Twitter @tivo or @tivoforbusiness.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the Company’s future growth and success, international expansion, the Company’s expected second quarter operating results, and the timing of results and announcement of the Company’s strategic alternatives exploration. These forward-looking statements are based on TiVo’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the company, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays, whether inside or outside the Company’s control, in the Company’s exploration of its strategic alternatives, delays in development, the failure to deliver competitive service offerings and lack of market acceptance of any offerings delivered, the Company’s completion of its second quarter 2018 financial close processes, as well as the other potential factors described under “Risk Factors” included in TiVo’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017 and other documents of TiVo Corporation on file with the Securities and Exchange Commission (available at www.sec.gov). TiVo cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

TiVo and the TiVo logo are registered trademarks of TiVo Corporation and its subsidiaries worldwide.

Contacts

TiVo Corporation

Lerin O’Neill, +1 408-562-8455

Lerin.Oneill@tivo.com